As filed with the Securities and Exchange Commission on November 15, 1995
                                                     Registration No.  33-63555

  ===========================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                AMENDMENT NO. 1
                                      to
                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                JUDICATE, INC.
              (Exact name of registrant as specified in charter)

                                   Delaware
                        (State or other jurisdiction of
                        incorporation or organization)

                                  23-2257354
                               (I.R.S.  Employer
                            Identification Number)

    The Bellevue, 200 South Broad Street, Suite 800, Philadelphia, PA 19102
                                (215) 546-6200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              STEPHEN J. DRESCHER
                            Chief Executive Officer
   The Bellevue, 200 South Broad Street, Suite 800, Philadelphia, PA  19102
                                (215) 546-6200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                        Calculation of Registration Fee
  ---------------------------------------------------------------------------
 Title of each
   class of        Amount    Proposed maximum   Proposed maximum   Amount of
  securities        to be     offering price       aggregate      registration
  registered     registered     per unit         offering price      fee (1)
 -------------   ----------  ----------------   ----------------  ------------
Common Stock     6,017,444       $2.72            $16,367,447     $3,273.49

Total                                                             $3,273.49(2)
  ---------------------------------------------------------------------------



(1) Estimated solely for purposes of calculation of the registration fee. Pursuant to Rule 457(c), estimated on the basis of the average of the closing bid and asked prices of the Common Stock on November 13, 1995.


(2) $3,009.02 already paid.
  ---------------------------------------------------------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
  ===========================================================================


SUBJECT TO COMPLETION
November 15, 1995



                                     JUDICATE, INC
                           6,017,444 shares of Common Stock
                                  ($.0001 par value)



This Prospectus relates to the possible resale on a continuous basis of up to 6,017,444 shares of Common Stock, $.0001 par value, of Judicate, Inc. ("Judicate" or the "Company"). 2,668,200 of these shares were previously issued in November 1994 in two private placements. 61,824 of these shares were previously issued in July 1994 as compensation for placement agent services in connection with an exchange offer of the Company's Series II Warrants for the Company's Series I Warrants. 250,000 of these shares were previously issued in March 1994 pursuant to a consulting agreement. 50,000 of these shares were issued upon conversion of Series A Preferred Stock. 100,464 of these shares were previously issued in July 1994 upon the exercise of warrants granted as compensation for placement agent services. 2,160,000 of these shares are issuable upon the exercise of the Company's Series III Warrants which were issued in a November 1994 private placement. 626,956 of these shares are issuable upon the exercise of options to purchase shares of the Company's Common Stock granted pursuant to a consulting agreement. 100,000 of these shares are issuable upon exercise of options granted to a former executive of the Company. Such warrants and options are to be exercised prior to the effective date of the Company's Registration Statement of which this Prospectus is a part. The shares included in the Registration Statement are sometimes referred to as the "Securities". The Securities may be offered from time to time by the selling securityholders (the "Selling Securityholders"). THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF THE SECURITIES BY THE SELLING SECURITYHOLDERS. THE COMPANY WILL RECEIVE THE PROCEEDS FROM THE EXERCISE BY THE SELLING SECURITYHOLDERS OF THE AFOREMENTIONED WARRANTS AND OPTIONS AND SUCH FUNDS WILL BE USED TO RETIRE CERTAIN INDEBTEDNESS AND FOR THE GENERAL WORKING CAPITAL PURPOSES OF THE COMPANY. SEE "USE OF PROCEEDS."



The Securities will be offered for sale from time to time on terms to be determined at the time of sale by the Selling Securityholders. Certain of the Securities may not be sold until twelve (12) months from the date of this Prospectus, subject to earlier release at the sole discretion of Biltmore Securities, Inc., which acted as the placement agent with respect to one of the November 1994 private placements. The Securities are listed on the NASDAQ Small Cap Market under the symbol "JUDG" and the last reported bid and asked prices on November 14, 1995 were $2 3/4 and $2 7/8 respectively. The Securities are being registered at the request of the Selling Securityholders with the exception of the 100,000 shares issuable upon exercise of an option granted to a former executive of the Company and the 50,000 shares issued upon conversion of the Series A Preferred Stock, all of which are being registered pursuant to certain "piggy-back" registration rights of the holders of these shares. The Company will pay certain expenses of this offering. See "USE OF PROCEEDS" and "PLAN OF
DISTRIBUTION."


       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             --------------------

An investment in the Securities offered hereby involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "RISK FACTORS" (pp. 7-15) for important information which should be considered by prospective investors.


Although Stratton Oakmont, Inc. ("Stratton") and Biltmore Securities, Inc. ("Biltmore") are not the sole market makers in the Company's common stock, from time to time they may be the dominant market makers in the Company's common stock. Biltmore is also a Selling Securityholder under the Registration Statement of which this Prospectus is a part. Each of Stratton and Biltmore is involved in litigation with the Securities and Exchange Commission and in the event that such litigations adversely affect Biltmore and Stratton's ability to act as a market maker for the Company's securities, the market for and liquidity of the Company's securities may be adversely affected. There can be no assurance that Stratton or Biltmore will continue to make a market in the Company's securities. In the event that other broker dealers fail to make a market in the Company's securities, the possibility exists that the market for and the liquidity of the Company's securities may be adversely affected to such an extent that public securityholders may not have anyone to purchase their securities when offered for sale at any price. In such event, the market for, liquidity and prices of the Company's securities may not exist. FOR ADDITIONAL INFORMATION REGARDING STRATTON AND BILTMORE, INVESTORS MAY CALL THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. AT (800) 289-9999.

                           --------------------


                                     Underwriting
                  Price to             Discounts               Proceeds to
                  Public(1)       and Commissions(2)    Selling Securityholders
                  ---------       ------------------    -----------------------
Per Share           $2.8125              --                       $2.8125


Total             $16,924,061.25         --                     $16,924,061.25




(1) Based upon the average of the last reported bid and asked prices on November 14, 1995.

(2) Not known at this time.


The Selling Securityholders, directly or through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the Securities from time to time on terms to be determined at the time of sale. To the extent required, the specific Securities to be sold, the purchase price, the public offering price, the name of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offer will be set forth in a Prospectus Supplement. The aggregate proceeds to the Selling Securityholders from the Securities will be the purchase price of such Securities sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. Any such Prospectus Supplement will also set forth any additional information regarding indemnification by the Company of the Selling Securityholders or any underwriter, dealer or agent against certain liabilities,including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of any of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Securityholders may also from time to time dispose of Securities pursuant to available exemptions under the Securities Act, including sales under Rule 144 to the extent permitted under such rule. See "PLAN OF DISTRIBUTION."



The date of this Prospectus is November [  ], 1995.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").

     This Prospectus, which constitutes part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedule thereto, to which reference is hereby made, as permitted by the rules and regulations of the Commission. Statements made in this Prospectus or in any document incorporated or deemed to be incorporated by reference herein as to the contents of any contract, agreement or other document referred to are not necessarily complete and with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Any interested parties may inspect the Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information referred to above, without charge, at the public reference facilities of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and may obtain copies of all or any part of such documents from the Commission upon payment of the fees prescribed by the Commission. Such documents also are available for inspection and copying at prescribed rates at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048; and the Northwestern Atrium Center, 500 W. Madison, Suite 1400, Chicago, Illinois 60661-2511.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-13324), are hereby incorporated by reference and made a part of this Prospectus:

       (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994, as amended by Form 10-KSB/A, No. 1, dated March 7, 1995, Form 10-KSB/A, No. 2, dated August 28, 1995, and Form 10-KSB/A, No. 3, dated September 15, 1995.

       (2) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1995, as amended by Form 10-QSB/A, No. 1, dated August 28, 1995, and Form 10-QSB/A, No. 2, dated September 15, 1995.

       (3) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1995, as amended by Form 10-QSB/A, No. 1, dated September 15, 1995.

       (4) The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1995.


       (5) The Company's Current Report on Form 8-K dated March 31, 1995, as amended by Form 8-K/A, No. 1, dated June 14, 1995.


       (6)   The Company's Current Report on Form 8-K dated August 15, 1995.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference and a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the request of such person, a copy of any or all documents referred to above which have been incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to Office of the Secretary, Judicate, Inc., The Bellevue, 200 South Broad Street, Suite 800, Philadelphia, Pennsylvania 19102.

                                  THE COMPANY

     Judicate, Inc. (the "Company") was incorporated in 1983 to provide a broad range of alternative dispute resolution ("ADR") services, including non-binding mediations (which consists of "judicial" settlement conferences and commercial mediation) and binding arbitrations, to assist private parties in settling civil disputes.

     The increasing awareness of ADR by the legal community and the resulting publicity of ADR has fostered a substantial number of competitors in the Company's marketing areas. These competitive pressures have already adversely affected the profitability of the ADR business and the Company has experienced substantial cash flow deficits and operating losses since its formation. The foregoing have caused the Company to explore acquisition opportunities in unrelated lines of business and there can be no assurance as to how long the Company will continue to operate the ADR business.


     On March 31, 1995, the Company acquired, through Quest Electronic Hardware, Inc. ("Quest"), an electronic fasteners distribution business ("Fasteners Business"). Quest, which primarily operates out of San Jose, California, is a specialized distributor of fasteners and electronic hardware sold to electronic equipment manufacturers. The business serves more than 250 customers in the high technology equipment manufacturers arena, including leading names in the ranks of computer, telecommunications, and medical instrumentation companies. The Company has limited experience in the fastener business and such business does not bear any relation to the ADR business historically conducted by the Company. (See "RECENT RESTRUCTURING AND ACQUISITIONS" and "MATERIAL CHANGES.")



     The Company was incorporated in Delaware in 1983, and its principal executive offices are located at The Bellevue, 200 South Broad Street, Suite 800, Philadelphia, PA 19102; (215) 546-6200.

                                 RISK FACTORS

     The Securities registered hereby are speculative in nature and involve a high degree of risk of loss. Accordingly, in analyzing an investment in these Securities, prospective investors should carefully consider, along with the other matters referred to herein, the following risk factors in light of the investor's particular financial circumstances and investment objectives:

Operating Losses; Decrease in Revenues

     Since its formation, the Company has suffered substantial cash flow deficits and operating losses. The Company has also experienced a substantial erosion of revenue from its alternate dispute resolution ("ADR") service business. Revenues for the fiscal year ended December 31, 1994 were $844,025 compared with $2,576,598 for the prior year, a decrease of 67%. ADR revenues for the six months ended June 30, 1995 were $180,364 compared with $492,790 for the comparable period in the prior year, a decrease of 63%.

     In view of these results, there can be no assurance that the Company will continue its ADR operations.

Litigation Involving Market Makers


     Although Stratton Oakmont, Inc. ("Stratton") and Biltmore Securities, Inc. ("Biltmore") are not the sole market makers in the Company's stock, from time to time they may be the dominant market makers in the Company's stock. Biltmore is also a Selling Securityholder under the Registration Statement of which this Prospectus is a part. Each of Stratton and Biltmore is involved in litigation which may adversely affect its ability to make a market in the Company's stock. This litigation is described below.


     Permanent Injunction Granted - Stratton Enjoined from Violating Administrative Order and Ordered to Comply with Consultant's Report

     The Company has been advised by Stratton that the Securities and Exchange Commission (the "Commission") instituted an action on December 14, 1994 in the United States District Court for the District of Columbia against Stratton. The complaint alleged that Stratton was violating an Administrative Order entered by the Commission on March 17, 1994 ("Administrative Order") by failing to adopt the recommendations of an independent consultant. The Administrative Order was consented to by Stratton, without admitting or denying the findings contained therein, as settlement of an action commenced against Stratton by the Commission in March 1992, alleging violations of the securities laws to the extent that Stratton was alleged to have:

       o engaged in and/or permitted unauthorized trading in customer accounts;

       o manipulated the market price of a company's securities by dominating and controlling the market for those securities;


       o made improper and unsupported price predictions with regard to recommended over-the-counter securities; and

       o made material misrepresentations and omissions regarding certain securities and its experience in the securities industry

     On February 28, 1995, the court granted the Commission's motion for a permanent injunction and ordered Stratton to comply with the Administrative Order, including the requirement that all telephone conversations be taped between Stratton's brokers and their customers. The failure by Stratton to comply with the Administrative Order or Permanent Injunction may adversely affect its ability to conduct its business in that the court may impose sanctions restricting the ability of Stratton to conduct its business which may restrict Stratton's ability to act as a market maker of the Company's securities. The effect of such action may prevent the holders of the Company's securities from selling such securities since Stratton may be restricted from acting as a market maker of the Company's securities and, in such event, will not be able to execute a sale of such securities.

     As a result of the permanent injunction, the states of New Jersey, Massachusetts and Indiana have commenced actions seeking among other things to revoke Stratton's license to do business in such states. The states of Alabama, Mississippi, Delaware, North Carolina and Arkansas have also suspended Stratton's license pending a resolution of the proceedings in those states. The states of Minnesota, South Carolina, Vermont, Nevada, Pennsylvania and Rhode Island have served upon Stratton Notices of Intent to revoke Stratton's license in such states. Finally, Stratton has received an Order Limiting License in the state of Nebraska. Such sanctions, which ultimately may result in significant fines if any of the state actions are successful, may adversely affect the market for and liquidity of the Company's securities if additional broker dealers do not make a market in the Company's securities. Moreover, should investors purchase any of the securities of this offering prior to a revocation of Stratton's license in their state, such investors will not be able to resell such securities in such state through Stratton but will be required to retain a new broker dealer firm for such purpose. The Company cannot ensure that other broker dealers will make a market in the Company's securities. In the event that other broker dealers fail to make a market in the Company's securities, the possibility exists that the market for and the liquidity of the Company's securities may be adversely affected to such an extent that public security holders may not have anyone to purchase their securities when offered for sale at any price. In such event, the market for, liquidity and prices of the Company's securities may not exist. FOR ADDITIONAL INFORMATION REGARDING STRATTON, INVESTORS MAY CALL THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. AT (800) 289-9999.


       Commission Complaint Against Biltmore

     The Company has been advised by Biltmore that on or about May 22, 1995, Biltmore and Elliot Loewenstern and Richard Bronson, principals of Biltmore, and the Commission agreed to an offer of settlement (the "Offer of Settlement") in connection with a complaint filed by the Commission in the United States District Court for the Southern District of Florida alleging violations of the federal securities laws, Section 17(a) of the Securities Act of 1933, Section 10(b) and 15(c) of the Securities Exchange Act of 1934, and Rules 10b-5, 10b-6 and 15c1-2 promulgated thereunder. The complaint also alleged that in connection with the sale of securities in three (3) IPOs in 1992 and 1993, Biltmore engaged in fraudulent sales practices. The proposed Offer of Settlement was consented to by Biltmore and Messrs. Loewenstern and Bronson without admitting or denying the allegations of the complaint. The Offer of Settlement was approved by Judge Gonzales on June 6, 1995. Pursuant to the final judgment (the "Final Judgment"), Biltmore:

       o was required to disgorge $1,000,000 to the Commission, which amount was paid in four (4) equal installments on or before June 22, 1995;

       o     agreed to the appointment of an independent consultant
             ("Consultant").

Such Consultant is obligated, on or before November 6, 1995:

       o     to review Biltmore's policies, practices and procedures in six
             (6) areas relating to compliance and sales practices;

       o to formulate policies, practices and procedures for Biltmore that the Consultant deems necessary with respect to Biltmore's compliance and sales practices;

       o to prepare a report devoted to and which details the aforementioned policies, practices and procedures (the "Report");

       o to deliver the Report to the President of Biltmore and to the staff of the Southeast Regional office of the Commission;

       o to prepare, if necessary, a supervisory procedures and compliance manual for Biltmore, or to amend Biltmore's existing manual; and

       o to formulate policies, practices and procedures designed to provide mandatory on-going training to all existing and newly hired employees of Biltmore. The Final Judgment further provides that, within thirty (30) days of Biltmore's receipt of the Report, unless such time is extended, Biltmore shall adopt, implement and maintain any and all policies, practices and procedures set forth in the Report.

     The Final Judgment also provides that an independent auditor ("Auditor") shall conduct four (4) special reviews of Biltmore's policies, practices and procedures, the first such review to take place six (6) months after the Report has been delivered to Biltmore and thereafter at six-month intervals. The Auditor is also authorized to conduct a review, on a random basis and without notice to Biltmore, to certify that any persons associated with Biltmore who have been suspended or barred by any Commission order are complying with the terms of such orders.

     On July 10, 1995, the action as against Messrs. Loewenstern and Bronson was dismissed with prejudice. Mr. Bronson has agreed to a suspension from associating in any supervisory capacity with any broker, dealer, municipal securities dealer, investment advisor or investment company for a period of twelve (12) months, dating from the beginning of such suspension. Mr. Loewenstern has agreed to a suspension from associating in any supervisory capacity with any broker, dealer, municipal securities dealer, investment advisor or investment company for a period of twelve (12) months commencing upon the expiration of Mr. Bronson's suspension.

     In the event that the requirements of the foregoing judgment adversely affect Biltmore's ability to act as a market maker for the Company's stock, and additional brokers do not make a market in the Company's securities, the market for and liquidity of the Company's securities may be adversely affected. In the event that other broker dealers fail to make a market in the Company's securities, the possibility exists that the market for and the liquidity of the Company's securities may be adversely affected to such an extent that public security holders may not have anyone to purchase their securities when offered for sale at any price. In such event, the market for, liquidity and prices of the Company's securities may not exist. FOR ADDITIONAL INFORMATION REGARDING BILTMORE, INVESTORS MAY CALL THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. AT (800) 289-9999.


Entry into New Line of Business

     The Company acquired on March 31, 1995, through Quest Electronic Hardware, Inc. ("Quest"), an electronic fasteners distribution business ("Fasteners Business"). The Company has limited experience in the Fastener Business and such business does not bear any relation to the ADR business historically conducted by the Company.

Unproven Ability to Operate Fasteners Distribution Business on a Stand
Alone Basis

     The Fasteners Business which the Company has acquired was previously operated by Arrow Electronics, Inc. ("Arrow"), a major public company with substantially more resources and support systems than the Company. There can be no assurance that the Company can operate this business profitably with the more limited resources available to it.

Unproven Market


     The Company was incorporated in August 1983 and commenced providing its ADR services in 1985. To date, operations have not been profitable. Management believes that there is a need and market for ADR services such as those provided by the Company, but there can be no assurance the market for ADR services provided by the Company will ever be sufficient to facilitate profitable operations. There can be no assurance as to how long the Company will continue to operate the ADR business.

Lack of Major Clients

     Since a single party to a dispute cannot compel the other party to accept the Company's jurisdiction absent a pre-existing agreement to do so, and because the potential defendant in an existing dispute may have a vested interest in exploiting the delays that may occur in the public court system, management believes that the Company's prospects would be improved if it were able to enter into arrangements with entities such as insurance companies, large corporations and unions representing the employees of such corporations pursuant to which the entities agree to
                                       10
promulgate form contracts that provide for resolution of contract disputes through the Company. To date, the Company has not been successful in effecting any such arrangements. Although the Company has received filings from insurance companies on a case-by-case basis (almost exclusively at the regional level), no insurance company has entered into a contractual arrangement to continue to use the Company's services in the future.

Change in Company Management; Absence of Meetings of Stockholders


     Over the four-month period from November 1993 to February 1994 all members of the Company's prior Board of Directors and senior management resigned except for one member of senior management. Almost all of the current members of the Board and senior management have become associated with the Company since the beginning of 1994 and have limited experience with the ADR business and the recently acquired fastener distribution business. In addition, the Company has not held a meeting of stockholders for the purpose of electing directors since December 1992. The ability of the stockholders of the Company to change the composition of the Board of Directors will be adversely affected in the event that stockholder meetings continue to be infrequently held.

Reliance on Judges and Mediators

     The market for the Company's ADR services depends on a perception by potential users that the Company judges and mediators are impartial, qualified and experienced. The Company believes that the individuals who have agreed to serve as Company judges and mediators meet the high standards required.
However, the Company's success in marketing its services is dependent upon a favorable perception of the Company judges and mediators by the public, of which there can be no assurance. Moreover, the Company's ability to continue to retain qualified Company judges and mediators, or maintain arrangements with its present Company judges and mediators in the face of increasing competition, is uncertain. The Company judges and mediators are retained on a case-by-case basis and most are free to render services independently as well as through competing ADR services. If Company judges or mediators, particularly those who are highly regarded in their respective communities, are unwilling or unable to continue to serve the Company, the Company's business and operations could be materially adversely affected.

Competition

     The Company's most significant competition in providing ADR services nationally is the American Arbitration Association ("AAA"), an established not-for-profit corporation widely accepted in the legal and business communities. Because AAA is well-established and highly regarded, it is difficult for the Company to compete successfully against it, particularly in the labor dispute market. In addition, Resolute Systems of Brookfield, Wisconsin, competes with the Company as a national ADR provider.

     Moreover, in certain areas of the country, organizations similar to the Company have been formed on a regional level, and similar companies may be formed in the future. For example, Judicial Arbitration Mediation Services, Inc. ("JAMS") has recently expanded its operations adding offices in Dallas, Houston, Atlanta and New York City, and has considerable financial support from E.M. Warburg, Pincus & Co., Inc., an investment banking firm.

     The Company is also aware that several of its former employees have commenced operations providing ADR services in Nassau and Suffolk counties in New York and in Philadelphia, Pennsylvania. Although these businesses presently occupy a small segment of the market, the Company believes that such competition could adversely affect the business and prospects of the Company.

     Furthermore, the insurance industry has continued its support for Arbitration Forums, a not-for-profit organization created to service the insurance subrogation market with ADR programs. It is unclear whether Arbitration Forums or other trade-related ADR programs will have a negative impact on the Company's business.

     Experienced judges and mediators could become scarce and revenues could decrease as a result of such competition. Moreover, the Company judges are obtained on a case-by-case basis and may compete with the Company by rendering services independently or through competing ADR service providers. There is no assurance that the Company can successfully compete in the present or future marketplace for ADR services.

     In general, the ADR industry furnishes an alternative to public dispute mechanisms, principally the public courts. The Company's marketing efforts have been based on its belief that there exists dissatisfaction among litigants and their counsel with the public court system. Several public court systems have recently instituted court-coordinated ADR programs and it is uncertain as to whether they will be effective. To the extent that the public courts reduce case backlogs and provide effective settlement mechanisms, the Company's business opportunities in such markets may be significantly reduced.

Effect of Options and Warrants; Change of Control


     At November 1, 1995, the Company believes that it had outstanding options and warrants to purchase 3,284,279 shares of the Company's Common Stock at exercise prices ranging from $0.249 to $33.75 with expiration dates ranging to February 2005. Following the exercise of the options and warrants contemplated by the Registration Statement, the Company believes that it will have outstanding options and warrants to purchase 347,323 shares of the Company's Common Stock at exercise prices ranging from $0.35 to $28.65 with expiration dates ranging from June 1996 to February 2005. The exercise of the options and warrants contemplated by the Registration Statement of which this Prospectus is a part has resulted in substantial dilution to the other stockholders. As a part of its acquisition of Quest, the Company issued to the Quest stockholders Common Stock of the Company in an amount which resulted in the former stockholders of Quest owning 25% of the Company's Common Stock outstanding (on a fully diluted basis). In addition, the Company has entered into certain agreements pursuant to which it will be obligated to grant warrants to purchase up to 15% of the Company's Common Stock outstanding (on a fully diluted basis) as of the date of the closing of the Fasteners Business (March 31, 1995) at $.10 per share upon the attainment of specified earnings targets. The issuance of the 25% interest to the stockholders of Quest caused substantial dilution to the other stockholders. In addition, warrants issued in connection therewith may result in further dilution to the stockholders.


     To the best knowledge of management, the foregoing represents all of the outstanding options and warrants of the Company. Due to the resignations of members of the Company's senior management team, current management is unable to verify at this time whether additional options or warrants may have been granted which are not reflected on the corporate records. If such additional options or warrants exist, and are lawfully exercised, a stockholder's interest in the Company may be further diluted.

Dependence on Bank Financing; Substantially All of Quest's Assets Pledged

     In connection with its acquisition of the Fasteners Business, Quest has entered into a security and loan agreement pursuant to which all of the shares of stock and substantially all of the assets of Quest have been pledged to the bank as security for such financing.

Absence of Dividends

     The Company has not paid any cash dividends on the Common Stock of the Company and does not expect to do so in the foreseeable future.

Voting Control; Potential Anti-Takeover Effect



     Prior to any sales under the Registration Statement of which this Prospectus is a part the principal stockholders of the Company beneficially owned approximately 60.8% of the Company's Common Stock. Accordingly, such persons may be able to approve major corporate transactions including amending the Certificate of Incorporation of the Company or the sale of substantially all of the Company's assets, to elect all of the directors of the Company and to control the Company's affairs. Changes to the Certificate of Incorporation currently under consideration by the Board of Directors include increasing the authorized capital of the Company. The Company's stockholders do not have the right to cumulative voting in the election of directors. The Board of Directors has the authority, without further approval of the Company's stockholders, to issue shares of Preferred Stock, having such rights, preferences and privileges as the Board of Directors may determine. Any such issuance of shares of Preferred Stock, under certain circumstances, could have the effect of delaying or preventing a change in control of the Company and could adversely affect the rights of the holders of the shares of Common Stock of the Company. In addition, the Company is subject to a State of Delaware statute regulating business combinations which may also hinder or delay a change in control of the Company.


NASDAQ Listing and Maintenance

     The Company's Common Stock is listed for trading in the over-the- counter market on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") for Small Cap Securities. If for any reason, however, such securities are not eligible for continued listing or an active trading in such securities does not exist, holders of the Common Stock may have difficulty selling their securities should they desire to do so. Under rules of the National Association of Securities Dealers, Inc. ("NASD"), in order to qualify for continued quotation of securities on the NASDAQ Small Cap market, a company, among other things, must have $2,000,000 in total assets, $1,000,000 in capital and surplus, and a minimum bid price of $1.00 per share. There can be no assurance that the Company's NASDAQ listing can be maintained or that an active trading market will develop or be maintained.

Penny Stock Restrictions

     If the Common Stock registered hereby is removed from NASDAQ, the shares could be subject to a rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as persons with assets in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with their spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to purchase. Consequently, the rule may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of holders to sell the Company's securities in the secondary market.

     The Commission has also adopted regulations which define a "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission related to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control of the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. While many NASDAQ listed securities would be covered by the definition of penny stock, transactions in a NASDAQ listed security would be exempt from all but the sole market maker provisions for (i) issuers who have in excess of $2,000,000 in net tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years), (ii) transactions in which the customer is an institutional accredited investor, and (iii) transactions that are not recommended by the broker-dealer. In addition, transactions in a NASDAQ security directly with a NASDAQ market maker for such securities would be subject only to the sole market maker disclosure and the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative.

Sale of Substantial Number of Shares May Adversely Affect Market Price


     Sales of substantial numbers of shares of Common Stock in the public market pursuant to the Registration Statement of which this Prospectus is a part or otherwise could adversely affect the market price of the Common Stock. Although 4,578,664 of the Securities may not be sold until twelve (12) months from the date of this Prospectus, subject to earlier release at the sole discretion of Biltmore, the remaining Securities (including 1,338,780 Securities owned by Biltmore) are not subject to such restrictions. In addition, the Company has previously registered for resale from time to time by the selling securityholders named therein 2,140,442 shares pursuant to a Registration Statement (No. 33-84222) which was declared effective on September 27, 1995. The sale of these securities could also adversely affect the market price of the Common Stock.
In addition, as noted above (see "Effect of Options and Warrants; Change of Control"), there are a substantial number of shares issuable in connection with the acquisiton of the Fasteners Business. The market overhang of such a substantial number of shares may adversely affect the market price for the stock.

                     RECENT RESTRUCTURING AND ACQUISITIONS

     Commencing in September 1993, the Company instituted a continuing vigorous cost reduction program with a goal of establishing appropriate cost relationships with revenues. This has led to substantial downsizing of the Company's ADR activities. During the fourth quarter of 1994, the New York sales office was discontinued and all of the Company's operations are now handled at the Philadelphia office. The Philadelphia office also is operating with a substantially reduced staff of administrative and sales personnel. Some of the Philadelphia judges have also discontinued their relationship with the Company.


     In November 1994, the Company announced that it had agreed to acquire an electronic fasteners distribution business and as of the close of business on March 31, 1995 the Company acquired 100% of the stock of Quest Electronic Hardware, Inc. ("Quest"), a privately owned company, in exchange for a 25% interest in Judicate, Inc. on a fully diluted basis. Such acquisition was effected pursuant to a Share Acquisition Agreement, dated November 29, 1994, by and among Gulfstream Financial Group, Inc., a Florida corporation ("Gulfstream"), Phillip D. Schwiebert, an individual ("Schwiebert"), Quest and the Company (the "Share Agreement"). Pursuant to the Share Agreement, the Company issued, at the closing of the transaction, to Gulfstream and Schwiebert (the sole stockholders of Quest) 3,871,944 newly issued, fully-paid and non-assessable shares of Common Stock of the Company, in exchange for all of the issued and outstanding shares of common stock of Quest owned by such stockholders. As required by the Share Agreement, this number represented 25% of the outstanding Common Stock of the Company on a fully diluted basis. The Company will account for such acquisition using purchase accounting.

     Simultaneously with the foregoing events, Quest acquired the fasteners distribution business (the "Fasteners Business") of Arrow Electronics, Inc., a New York corporation ("Arrow"). Such acquisition was effected pursuant to a Purchase of Assets Agreement, dated November 29, 1994, by and between Quest and Arrow (the "Purchase Agreement"). Under the Purchase Agreement, Quest acquired the assets of Arrow used exclusively in connection with Arrow's operation of the Fasteners Business. Such assets include, but are not limited to, machinery, equipment, furniture, motor vehicles and other personal property and inventories. The Company is using the acquired assets to continue the business of the Fasteners Business.

     The purchase price for the acquisition of the Fasteners Business was a negotiated fixed price. The price consisted of a cash payment of approximately $5 million plus the assumption of certain liabilities of the Fasteners
Business. As more fully described below, the purchase price was funded through a combination of the proceeds from the sale of the Company's securities under a private placement, borrowing under the Loan Agreement (as defined below) and available cash.


     Under a Loan and Security Agreement, dated as of March 31, 1995, by and between Quest and Silicon Valley Bank (the "Loan Agreement"), Quest borrowed $2.2 million to partially fund the acquisition of the Fasteners Business. In order to secure the obligations of Quest under the Loan Agreement, the Company entered into a Stock Pledge Agreement, dated as of March 31, 1995, with Silicon Valley Bank (the "Bank"). Under the terms of said agreement, the

Company pledged to the Bank the shares of capital stock of Quest which the Company held at such date and any shares of Quest in which the Company may thereafter acquire an interest. In addition, Quest granted a security interest in substantially all of its assets to the Bank.

     An additional portion of the funds for the purchase price for the Fasteners Business (approximately $1.5 million) was provided from the proceeds of the issuance by the Company to a group of subscribers, in a private placement, of 1,160,000 shares of Common Stock at a purchase price of $1.50 per share. The balance of the cash portion of the purchase price for the Fasteners Business was provided by available cash.

     Pursuant to a Management Advisory and Consulting Agreement, dated November 29, 1994, between the Company and Gulfstream, Gulfstream has agreed to provide administrative services to the Company and to act as an advisor and consultant to the management of the Company. In consideration of its services to the Company under said agreement, the Company is to compensate Gulfstream at the rate of $150,000 per annum during the term of said agreement. Additionally, pursuant to the terms of said agreement, Gulfstream may be entitled to be awarded as incentive compensation, subject to certain conditions and restrictions, warrants to purchase up to 10.0% of the Company's Common Stock outstanding at March 31, 1995 (for purposes of such calculation, the Common Stock outstanding at March 31, 1995 assumes the conversion of all outstanding warrants, options and preferred stock), at a price of $.10 per share, upon the attainment of certain earnings targets.

     Pursuant to an Employment Agreement, dated November 29, 1994, by and between Quest and Dominic A. Polimeni ("Polimeni"), Quest has agreed to employ Polimeni, and Polimeni has agreed to serve, as Chairman, Chief Executive Officer and Chief Financial Officer of Quest for a period of five (5) years unless terminated pursuant to the terms of said agreement. In consideration of his services to the Company under said agreement, the Company is to compensate Polimeni at the rate of $100,000 per annum during the term of said agreement. Polimeni is also a Director and the President of Gulfstream and has been named a Director and the President and Chief Operating Officer of the Company.


     Pursuant to an Employment Agreement, dated November 29, 1994, by and between Quest and Schwiebert, Quest has agreed to employ Schwiebert, and Schwiebert has agreed to serve, as President and Chief Operating Officer of Quest for a period of five (5) years unless terminated pursuant to the terms of said agreement. In consideration of his services to the Company under said agreement, the Company is to compensate Schwiebert at the rate of $100,000 per annum during the term of said agreement. Additionally, pursuant to the terms of said agreement, Schwiebert may be entitled to be awarded as incentive compensation, subject to certain conditions and restrictions, warrants to purchase up to 5.0% of the Company's Common Stock outstanding at March 31, 1995 (for purposes of such calculation, the Common Stock outstanding at March 31, 1995 assumes the conversion of all outstanding warrants, options and preferred stock), at a price of $.10 per share, upon the attainment of certain earnings targets.

     Quest, which primarily operates out of San Jose, California, is a specialized distributor of fasteners and electronic hardware sold to electronic equipment manufacturers. The business serves more than 250 customers in the high technology equipment manufacturers arena, including leading names in the ranks of computer, telecommunications, and medical instrumentation companies. Arrow has operated the fasteners distribution business since acquiring it in 1988, prior to which it operated as a distributor of fasteners and electronic hardware for more than twenty years.

     The Company may engage in additional acquisitions despite the fact that earlier discussions with a manufacturer of custom-fabricated metal enclosures for high technology manufacturers and a related company have ended. The Company intends to identify and evaluate potential merger and acquisiton candidates engaged in lines of business complimentary to the distribution of fasteners and electronic hardware business conducted by Quest. While certain of such potential acquisition opportunities are at various stages of consideration and evaluation, none are at any definitive stage at this time, and there can be no assurance that the transactions under consideration and evaluation will be successfully completed.

     The Company has limited prior experience in the fasteners and electronic hardware business. This line of business bears no relation to the ADR business historically conducted by the Company. There can be no assurance as to how long the Company will continue to operate the ADR business.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Securities by the Selling Securityholders.


     The Company will receive the proceeds from the exercise by the Selling Securityholders of the Series III Warrants and options referenced in the Selling Securityholders' table (pp. 17-19) and such funds will be used to retire $79,400 of indebtedness to Daniel Porush and $159,000 of indebtedness to Stephanie Holdings, Inc., both Selling Securityholders, to retire $79,400 of indebtedness to Jordan Belfort, the sole stockholder of J2 Holdings, Inc., a Selling Securityholder and for the general working capital purposes of the Company. The foregoing indebtedness matures on March 31, 1996 and bears interest at 10% per annum.

                           SELLING SECURITYHOLDERS


       The following table sets forth certain information with respect to the Selling Securityholders. The Securities to which this Prospectus relates may be sold from time to time in whole or in part by the Selling Securityholders as described in and subject to the restrictions set forth in the "PLAN OF DISTRIBUTION".


                                                Shares
                                               that may   Shares of
                                 Shares of    be offered    Common
                               Common Stock    pursuant     Stock    % of Class
   Selling                    owned prior to    to this  owned after owned after
Securityholders               this offering   Prospectus offering(1) Offering(2)
---------------               --------------  ---------- ----------- -----------
J2 Holdings, Inc.(3)           2,405,810 (4)   2,405,810      -0-         N/A
1010 Northern Blvd.
Suite 208
Great Neck, New York  11021

Irving Stitsky(5)                150,000 (6)     150,000      -0-         N/A
11 Holly Lane
Jericho, New York  11753

David Beall(7)                    20,000 (8)      20,000      -0-         N/A
37 Reynolds Drive
Lido Beach, New York  11561

Howard Gelfand(9)                 30,000(10)      30,000      -0-         N/A
7837 Oracle Place
Potomac, Maryland  20854

Robert Koch(11)                   15,000(12)      15,000      -0-         N/A
15 Josephine Lane
East Islip, New York  11730

Richard Miller(13)                15,000(14)      15,000      -0-         N/A
53 Acorn Pines Drive
Roslyn, New York  11576

Daniel Porush(15)              1,077,190(16)   1,077,190      -0-         N/A
c/o Stratton Oakmont, Inc.
1979 Marcus Avenue
Lake Success, New York  11042

Steve Sanders(17)                 75,000(18)      75,000      -0-         N/A
165 High Pond Drive
Jericho, New York  11753


Jordan Shamah(19)                 75,000(20)      75,000      -0-         N/A
141 Firestone Circle
North Hills, New York  11030

Biltmore Securities, Inc.(21)  1,338,780(22)   1,338,780      -0-         N/A
6700 North Andrews Avenue
Suite 500
Ft. Lauderdale, FL  33309

Biltmore Foundation(23)          100,464         100,464      -0-         N/A
c/o Bernstein & Wasserman
950 Third Avenue
New York, New York  10022


                                                Shares
                                               that may   Shares of
                                 Shares of    be offered    Common
                               Common Stock    pursuant     Stock    % of Class
   Selling                    owned prior to    to this  owned after owned after
Securityholders               this offering   Prospectus offering(1) Offering(2)
---------------               --------------  ---------- ----------- -----------
Stephanie Holdings, Inc.(24)     515,200         515,200      -0-         N/A
6700 North Andrews Avenue
Suite 500
Ft. Lauderdale, FL  33309

Matt Bloom(25)                    20,000(26)      20,000      -0-         N/A
80 Deer Run
Roslyn Heights, NY  11577

Neil Kipperman(27)                30,000(28)      30,000      -0-         N/A
14604 Falling Leaf Way
Darnestown, MD  20878

Ernest Tomas                      50,000(29)      50,000      -0-          N/A
6103 S.W. 21st Terrace
Topeka, KS  66614

Victor Wang(30)                  100,000(31)     100,000     -0-          N/A
170 Circle Road
Muttontown, NY  11791

                                                Shares
                                               that may   Shares of
                                 Shares of    be offered    Common
                               Common Stock    pursuant     Stock    % of Class
   Selling                    owned prior to    to this  owned after owned after
Securityholders               this offering   Prospectus offering(1) Offering(2)
---------------               --------------  ---------- ----------- -----------


Total                          6,017,444       6,017,444      -0-

-------------------
(1) Assuming all shares being offered pursuant to this Prospectus are sold.

(2)    If 1% or more.


(3) J2 Holdings, Inc. is a private company owned by Jordan R. Belfort, a former shareholder of the Company and a former principal of Stratton Oakmont, Inc., which is a market maker in the Company's Common Stock. Prior to the offering pursuant to the Registration Statement of which this Prospectus is a part, Jordan R. Belfort beneficially owned 15.6% of the Company's Common Stock. See also "RISK FACTORS--Litigation Involving Market Makers."

(4) This figure includes 1,202,905 shares issuable upon the exercise of Series III Warrants to purchase Common Stock at $.35 per share.
       Such warrants are to be exercised prior to the effective date of the Company's Registration Statement of which this Prospectus is a part.


(5) Mr. Stitsky was formerly employed by Stratton Oakmont, Inc., which is a market maker in the Company's Common Stock. See also "RISK
       FACTORS--Litigation Involving Market Makers."

(6) This figure includes 75,000 shares issuable upon the exercise of Series III Warrants to purchase Common Stock at $.35 per share.
       Such warrants are to be exercised prior to the effective date of the Company's Registration Statement of which this Prospectus is a part.


(7) Mr. Beall is an employee of Stratton Oakmont, Inc., which is a market maker in the Company's Common Stock. See also "RISK
       FACTORS--Litigation Involving Market Makers."



(8) This figure includes 10,000 shares issuable upon the exercise of Series III Warrants to purchase Common Stock at $.35 per share.
       Such warrants are to be exercised prior to the effective date of the Company's Registration Statement of which this Prospectus is a part.


(9) Mr. Gelfand is an employee of Stratton Oakmont, Inc., which is a market maker in the Company's Common Stock. See also "RISK FACTORS--Litigation Involving Market Makers."


(10) This figure includes 15,000 shares issuable upon the exercise of Series III Warrants to purchase Common Stock at $.35 per share.
       Such warrants are to be exercised prior to the effective date of the Company's Registration Statement of which this Prospectus is a part.

(11) Mr. Koch is an employee of Stratton Oakmont, Inc., which is a market maker in the Company's Common Stock. See also "RISK FACTORS--Litigation Involving Market Makers."

(12) This figure includes 7,500 shares issuable upon the exercise of Series III Warrants to purchase Common Stock at $.35 per share.
       Such warrants are to be exercised prior to the effective date of the Company's Registration Statement of which this Prospectus is a part.

(13) Mr. Miller is an employee of Stratton Oakmont, Inc., which is a market maker in the Company's Common Stock. See also "RISK FACTORS--Litigation Involving Market Makers."

(14) This figure includes 7,500 shares issuable upon the exercise of Series III Warrants to purchase Common Stock at $.35 per share.
       Such warrants are to be exercised prior to the effective date of the Company's Registration Statement of which this Prospectus is a part.

(15) Mr. Porush is an employee of Stratton Oakmont, Inc., which is a market maker in the Company's Common Stock. See also "RISK FACTORS--Litigation Involving Market Makers." Prior to the offering pursuant to the Registration Statement of which this Prospectus is a part, Mr. Porush beneficially owned 7.0% of the Company's Common Stock.

(16) This figure includes 542,095 shares issuable upon the exercise of Series III Warrants to purchase Common Stock at $.35 per share.
       Such warrants are to be exercised prior to the effective date of the Company's Registration Statement of which this Prospectus is a part.

(17) Mr. Sanders is an employee of Stratton Oakmont, Inc., which is a market maker in the Company's Common Stock. See also "RISK FACTORS--Litigation Involving Market Makers."

(18) This figure includes 37,500 shares issuable upon the exercise of Series III Warrants to purchase Common Stock at $.35 per share.

       Such warrants are to be exercised prior to the effective date of the Company's Registration Statement of which this Prospectus is a part.

(19) Mr. Shamah is an employee of Stratton Oakmont, Inc., which is a market maker in the Company's Common Stock. See also "RISK FACTORS--Litigation Involving Market Makers."


(20) This figure includes 37,500 shares issuable upon the exercise of Series III Warrants to purchase Common Stock at $.35 per share.
       Such warrants are to be exercised prior to the effective date of the Company's Registration Statement of which this Prospectus is a part.

(21) Biltmore Securities, Inc. is a market maker in the Company's Common Stock and has acted as a consultant in connection with the Company's securities. Prior to the offering pursuant to the Registration Statement of which this Prospectus is a part, Elliot Loewenstern and Richard Bronson, the principals of Biltmore Securities, Inc., beneficially owned 12.9% of the Company's Common Stock. Paul L. Burton, formerly Director of Corporate Finance for Biltmore Securities, Inc., is an Executive Vice President and a Director of the Company. See also "RISK FACTORS--Litigation Involving Market Makers."

(22) This figure includes 200,000 shares issuable upon the exercise of Series III Warrants to purchase Common stock at $.35 per share granted as compensation for placement agent services in connection with the Company's November 1994 private placement. The figure also includes options to purchase 626,956 shares of Common Stock at $.249 granted pursuant to a consulting agreement between Biltmore Securities, Inc. and the Company, dated January 26, 1994, and giving effect to anti-dilution provisions contained therein. Such warrants and options are to be exercised prior to the effective date of the Company's Registration Statement of which this Prospectus is a part.

(23) Elliot Loewenstern and Richard Bronson are the trustees of the Biltmore Foundation and are the executive officers of Biltmore Securities, Inc. and Stephanie Holdings, Inc.

(24) Elliot Loewenstern and Richard Bronson are the executive officers of Stephanie Holdings, Inc. and Biltmore Securities, Inc. Messrs. Loewenstern and Bronson are also the trustees of the Biltmore Foundation.


(25) Mr. Bloom was formerly employed by Stratton Oakmont, Inc., which is a market maker in the Company's Common Stock. See also
       "RISK FACTORS--Litigation Involving Market Makers."



(26) This figure includes 10,000 shares issuable upon the exercise of Series III Warrants to purchase Common Stock at $.35 per share.

       Such Warrants are to be exercised prior to the effective date of the Registration Statement of which this Prospectus is a part.





(27) Mr. Kipperman was formerly employed by Stratton Oakmont, Inc., which is a market maker in the Company's Common Stock. See also
       "RISK FACTORS--Litigation Involving Market Makers."


(28) This figure includes 15,000 shares issuable upon the exercise of Series III Warrants to purchase Common Stock at $.35 per share.
       Such Warrants are to be exercised prior to the effective date of the Registration Statement of which this Prospectus is a part.





(29) This figure consists of 50,000 shares issuable upon conversion of 25,000 shares of Series A Preferred Stock. These shares will be converted prior to the effective date of the Registration Statement of which this Prospectus is a part.



(30)   Mr. Wang was formerly the chief executive officer of the Company.



(31) This figure consists of 100,000 shares issuable upon the exercise of an option to purchase Common Stock at $.625 per share. Such options are to be exercised prior to the effective date of the Registration Statement of which this Prospectus is a part.

                             PLAN OF DISTRIBUTION

     Any and all of the Securities registered hereby may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time sell the Securities through brokers, underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of Securities for whom they may act as agent. The Selling Securityholders and any such underwriters, dealers or agents that participate in the distribution of the Securities may be deemed to be underwriters, and any profit on the sale of Securities by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). The Selling Securityholders may also from time to time dispose of Securities pursuant to available exemptions under the Securities Act, including sales under Rule 144 to the extent permitted under such rule. The Securities may be sold at varying prices determined at the time of sale or negotiated prices. Such prices will be determined by the Selling Securityholders, or by agreement between the Selling Securityholders and underwriters or dealers. The Securities are being registered at the request of the Selling Securityholders with the exception of the 100,000 shares issuable upon exercise of an option granted to a former executive of the Company and the 50,000 shares issued upon conversion of the Series A Preferred Stock, all of which are being registered pursuant to certain "piggy-back" registration rights of the holders of these shares.


     At the time a particular sale of Securities is made, to the extent required, a Prospectus Supplement will be prepared and distributed by the Company based on information provided by the Selling Securityholders of the Securities, which will set forth the number of dealers or agents, any discounts, commissions or concessions allowed or paid to dealers, including the proposed selling price to the public.

     In order to comply with certain states' securities laws, if applicable, the Securities will be sold in certain jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless the Securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and such sale is made in compliance with the exemption.


     4,578,664 of the Securities may not be sold until twelve (12) months from the date of this Prospectus, subject to earlier release at the sole discretion of Biltmore Securities, Inc. which acted as the placement agent with respect to one of the November 1994 private placements.



     The Company and certain of the Selling Securityholders have agreed to indemnify each other with respect to certain liabilities in connection with the offering contemplated hereby.

                           DESCRIPTION OF SECURITIES

Common Stock



     The Company is authorized to issue 20,000,000 shares of Common Stock, $0.0001 par value per share, of which 12,445,749 shares were issued and outstanding as of November 1, 1995. Upon the exercise of options, warrants and conversion rights contemplated under this Prospectus, there will be 15,382,705 shares issued and outstanding.


     Holders of Common Stock are entitled to receive, as, when and if declared by the Board of Directors, from time to time, such dividends and other distributions in cash, stock or property of the Company out of assets or funds of the Company legally available therefor, subject to the rights of holders of preferred stock having a dividend preference over the Common Stock. The Company has not paid any dividends on its Common Stock to date. The Company anticipates that for the foreseeable future it will follow a policy of retaining earnings, if any, in order to finance the expansion and development of its business. Payment of dividends will depend upon the earnings, capital requirements and the operating and financial condition of the Company, among other factors.

     In the event of the liquidation, dissolution or winding up of the Company, stockholders will be entitled to share ratably in the assets remaining after creditors and holders of preferred stock having a liquidation preference over the Common Stock have been paid in full.

     Each share of Common Stock entitles the holder thereof to one (1) vote on all matters submitted to stockholders. There are no preemptive, conversion, redemption or cumulative voting rights applicable to the Common Stock. The outstanding shares of the Common Stock are fully paid and non-assessable.

     The transfer agent and registrar for the Company's Common Stock is American Stock Transfer & Trust Company, New York, New York.

Series A Preferred Stock


     The Company is authorized to issue 1,000,000 shares of Preferred Stock, par value $.01 per share. Of these authorized shares, the Board of Directors has established a Series A Preferred Stock. The number of shares of Series A Preferred Stock authorized to be issued is 900,000 shares. 25,000 shares were issued and outstanding as of November 1, 1995. Upon the conversion of these shares as contemplated hereby, there will be no shares of Series A Preferred Stock outstanding.

Series I Warrants


     Each warrant entitles the registered holder to purchase 2.511 shares of Common Stock at a price of $1.80 per share on or before June 30, 1996. Any warrant not exercised by that date will be null and void. As of November 1, 1995, there were 25,760 Series I Warrants outstanding.



                                 LEGAL MATTERS

     The legality of the Securities will be passed upon for the Company by Gould & Wilkie.

                                    EXPERTS

     The Company's Consolidated Financial Statements and Financial Statement Schedules as of December 31, 1993 and 1992 and for the years then ended incorporated by reference in this Prospectus and the Registration Statement have been incorporated herein in reliance on the report of Goldenberg Rosenthal Friedlander, independent certified public accountants, given on the authority of such firm as experts in accounting and auditing.

     The Company's Consolidated Financial Statements as of December 31, 1994 and for the year then ended incorporated by reference in this Prospectus and the Registration Statement have been incorporated herein in reliance on the report of Mortenson and Associates, P.C., independent certified public accountants, given on the authority of such firm as experts in accounting and auditing.

                               MATERIAL CHANGES

     The Company has announced that it has made a material acquisition. See "THE COMPANY."


     On November 14, 1995, Quest announced that it had signed a three-year Master Purchase Order and Sales Agreement with Applied Materials under which Quest will provide Applied Materials with fasteners and electronic hardware at one of its manufacturing facilities located in Austin, Texas. The Master Purchase Order and Sales Agreement has an estimated total contract value of $2,500,000 per year. However, the actual level of sales under the agreement will be dependent upon a number of factors which could result in sales under the agreement being higher or lower than estimated. Management believes that this agreement, together with other sales opportunities in the Austin market, will result in a material increase in Quest's annual sales. Quest also announced the opening of a new sales and stocking branch in Austin in order to support the Applied Materials program. The branch is commencing operations in November 1995 in a newly constructed 9,000 square foot leased facility.

                                    PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

       The estimated expenses of the registration of the Common Stock concerned herein which are payable by the Registrant are as follows:


             SEC Registration Fee                    $ 3,273.00
             Legal Expenses                            5,000.00
             Accounting Expenses                       3,000.00
             Miscellaneous Expenses                    3,727.00
                                                     ----------
                    Total                            $15,000.00


     Item 15.     Indemnification of Directors and Officers

     Reference is made to Section 145 of the General Corporation Law of the State of Delaware under the law of which the Company is incorporated, which provides for indemnification of directors and officers under certain circumstances. Provisions for indemnification of directors and officers of the Company are also contained in the Company's By-Laws.

     Item 16.     Exhibits



Exhibit No.         Description
-----------         -----------
  2.1               Purchase of Assets Agreement dated as
                    of November 29, 1994 by and between
                    Quest Electronic Hardware, Inc. and
                    Arrow Electronics, Inc.*

  2.2               Share Acquisition Agreement dated as of
                    November 29, 1994 by and among
                    Gulfstream Financial Group, Inc.,
                    Philip D. Schwiebert, Quest Electronic
                    Hardware, Inc. and Judicate, Inc.*

  4.1               Certificate of Incorporation of
                    Judicate, Inc., as amended*


  4.2               By-Laws of Judicate, Inc.*

  4.3               Form of Series I Warrant Agreement**

  4.4               Form of Series III Warrant Agreement**

  4.5               Victor Wang Option Agreement

  5.0               Form of Opinion of Gould & Wilkie***

 23.1               Consent of Goldenberg Rosenthal Friedlander

 23.2               Consent of Mortenson and Associates, P.C.

 23.3               Consent of Gould & Wilkie (see Exhibit 5.0)




  * Filed with Registration Statement on Form S-3, File No. 33-84222.
 ** Filed with Report on Form 10-KSB for the fiscal year ended December 31,
    1993, File No. 0-13324.
*** Previously filed with this Registration Statement on October 20, 1995.

Item 17.    Undertakings

     (a)     The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)     The undersigned hereby undertakes that, for purposes of

determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the registration statement to be signed on its behalf by the undersigned thereunto duly authorized on November 14, 1995.


                                  JUDICATE, INC.

                                  By: /s/ Stephen J. Drescher
                                     -------------------------
                                     Stephen J. Drescher
                                     Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the registration statement has been signed by the following persons in the capacities indicated on November 14, 1995.



/s/ Stephen J. Drescher
-----------------------
Stephen J. Drescher               Chairman, Chief Executive Officer and
                                  Director (Principal Executive Officer)
/s/ Milton M. Adler
-----------------------
Milton M. Adler                   Treasurer, Secretary and Controller
                                  (Principal Financial and Accounting Officer)
/s/ Paul L. Burton
-----------------------
Paul L. Burton                    Director

/s/ Mitchell Hymowitz
-----------------------
Mitchell Hymowitz                 Director

/s/ Michael Minkoff
-----------------------
Michael Minkoff                   Director

/s/ Marc Powell
-----------------------
Marc Powell                       Director

/s/ Dominic A. Polimeni
-----------------------

Dominic A. Polimeni               Director

                                 EXHIBIT INDEX



                                                               Sequentially
Exhibit No.       Description                                  Numbered Page
-----------       -----------                                  -------------

    2.1 Purchase of Assets Agreement dated as of November 29, 1994 by and between Quest
                  Electronic Hardware, Inc. and Arrow
                  Electronics, Inc.*

    2.2           Share Acquisition Agreement dated as of
                  November 29, 1994 by and among Gulfstream
                  Financial Group, Inc., Philip D.
                  Schwiebert, Quest Electronic Hardware,
                  Inc. and Judicate, Inc.*

    4.1           Certificate of Incorporation of Judicate,
                  Inc., as amended*

    4.2           By-Laws of Judicate, Inc.*

    4.3           Form of Series I Warrant Agreement**

    4.4           Form of Series III Warrant Agreement**

    4.5           Victor Wang Option Agreement

    5.0           Form of Opinion of Gould & Wilkie***

   23.1           Consent of Goldenberg Rosenthal Friedlander

   23.2           Consent of Mortenson and Associates,
                  P.C.

   23.3           Consent of Gould & Wilkie (see Exhibit 5.0)

  * Filed with Registration Statement on Form S-3, File No. 33-84222.
 ** Filed with Report on Form 10-KSB for the fiscal year ended December 31,
    1993, File No. 0-13324.
*** Previously filed with this Registration Statement on October 20, 1995.